Exhibit 99.1

Contact: Barrier Therapeutics, Inc. Anne M. VanLent EVP & CFO (609) 945-1202 Lazar Partners Ltd. Gregory Gin, Investor Relations (212) 867-1762
Barrier Therapeutics to Raise $31.9 Million in Registered Direct Offering of Common Stock

Princeton, N.J., September 24, 2007 – Barrier Therapeutics, Inc. (NASDAQ: BTRX), a pharmaceutical company developing and commercializing products in the field of dermatology, today announced that it has priced a registered direct offering of its common stock for approximately $31.9 million in gross proceeds. Under the terms of the financing, Barrier will sell approximately 5.5 million shares of its common stock at $5.75 per share to a select group of institutional investors. All shares of the common stock offered by Barrier Therapeutics are pursuant to an effective registration statement filed with the Securities and Exchange Commission on May 17, 2006. The closing of the offering is scheduled to occur on or about September 26, 2007 and is subject to customary closing conditions.

J. P. Morgan Securities Inc. acted as the exclusive placement agent and Pacific Growth Equities, LLC served as financial advisor. Copies of the prospectus supplement and accompanying base prospectus relating to this offering may be obtained from J. P. Morgan Securities Inc., at 270 Park Avenue, New York, New York 10172.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Barrier Therapeutics

Barrier Therapeutics, Inc. is a pharmaceutical company focused on the development and commercialization of products in the field of dermatology. Barrier Therapeutics currently markets three pharmaceutical products in the United States: Xolegel™ (ketoconazole, USP) Gel, 2%, for seborrheic dermatitis; Vusion® (0.25% miconazole nitrate, 15% zinc oxide, 81.35% white petrolatum) Ointment, for diaper dermatitis complicated by documented candidiasis; and Solagé® (mequinol 2.0%, tretinoin 0.01%) Topical Solution, for solar lentigines. Barrier Therapeutics has other product candidates in various stages of clinical development for the treatment of a range of dermatological conditions, including onychomycosis, psoriasis, acne, skin allergies, and acute fungal infections. The company is headquartered in Princeton, New Jersey and has wholly owned subsidiaries in Geel, Belgium and Ontario, Canada. More information about Barrier Therapeutics can be found on its corporate website at: www.barriertherapeutics.com.

Xolegel, Vusion and Solagé are trademarks of Barrier Therapeutics, Inc.